Exhibit 99.1

[LETTERHEAD OF BANCSHARES OF FLORIDA, INC.]

For Immediate Release	Contact – Michael L. McMullan, President and CEO (239) 254-2100

BANCSHARES OF FLORIDA ANNOUNCES

THIRD CONSECUTIVE QUARTER OF IMPROVED RESULTS

Naples, Fla. – October 30, 2003 — Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL) today reported a third quarter 2003 net loss of $451,000 or $0.15 per share, a 45% and 62% improvement, respectively, from third quarter 2002’s results. For the first nine months of 2003, the net loss was $2.3 million, 37% less than for the comparable 2002 period, while the loss per share was $0.80, 20% less than in 2002.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This marks the third consecutive quarter of improved results. Compared to second quarter 2003, we reduced the dollar loss by 41% and the loss per share by 40%. Top-line revenue climbed 15% over the second quarter 2003 level while total loans rose by 11%. Asset quality continued to be very strong, with nonperforming loans remaining low at 0.12% of loans outstanding and net charge-offs remaining very manageable.

Of the company’s two commercial banks, our founding, four-year-old Naples bank returned to profitability this quarter, successfully absorbing the costs of its new headquarters location. Our one-year-old Ft. Lauderdale bank reduced its loss by nearly half versus its opening quarter. In addition, the trend toward profitability at our three-year-old Florida Trust Company gained further significant momentum. We continue to carefully manage our holding company costs.”

The primary reasons for the $315,000 earnings improvement in the third quarter compared to the second quarter of 2003 are the 15% or $255,000 increase in top-line revenue (net interest income plus noninterest income) noted above, and a $128,000 or 61% decrease in loan loss provision expense compared to such expense in the second quarter of 2003. This latter decrease reflects management’s assessment of the adequacy of the loan loss allowance, which presently equals 730% of nonperforming loans. The combined benefit of greater top-line revenue and a lower loan loss provision more than offset a modest 2.6% or $59,000 rise in noninterest expense.

For the first nine months of this year, top-line revenue rose a substantial 65% or $1.9 million over the same 2002 period. Half this growth was contributed by the company’s new Ft. Lauderdale bank, with revenue at the more mature Naples bank increasing at nearly the same pace. Revenue at the Florida Trust Company was up by two-thirds. Though management’s analysis has determined a reduced need to build the loan loss allowance as rapidly in the last six months, the year-to-date loan loss provision is $205,000 or 54% higher than for the comparable 2002 period. Revenue growth was more than offset by the increased provision and the planned $2.4 million growth in noninterest expense. The latter year-to-date increase was largely due to the new bank, the opening of the new headquarters office in Naples last summer (whose increased quarterly costs began to be covered by higher quarterly revenue at the Naples bank beginning in third quarter 2003), expansion of Florida Trust Company activities, and the addition of key personnel to support expanded operations.

THIRD QUARTER PERFORMANCE HIGHLIGHTS

Total loans reached $164 million, up over $16 million or 11% for the quarter, and climbed $68 million or 71% compared to September 30, 2002. Dollar loan growth in the Ft. Lauderdale bank duplicated the growth in the Naples bank, with commercial loans comprising the bulk of these increases.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

•	Earning assets increased $19 million during the quarter to $180 million, and have risen by $75 million or 72% over the last twelve months. Nearly all of the increase represents loan growth, with a small increase in cash equivalents and certain short- to intermediate-term securities purchased during the past year. Total loans were 91% of earning assets at quarter end, unchanged from September 30, 2002.

•	Deposits were $171 million at quarter end, rising $18 million or 12% during the last 90 days. Over the last twelve months, deposits are up $74 million or 76%, with the new Ft. Lauderdale market contributing $47 million of that growth. Certificates of deposit in excess of $100,000 and alternative deposit funding sources comprise 26% of total deposits versus 36% one year earlier, the reduction made possible by a more than doubling of core deposits. The noninterest-bearing component of core deposits has risen nearly $5 million or 33% on average during the same period.

•	Net interest income (which previously included certain loan fees now classified as noninterest income, with all prior periods restated) totaled $1.539 million for the three-month period ended September 30, 2003, rising 11% or $154,000 compared with second quarter 2003 (linked quarter) and 65% or $608,000 versus third quarter 2002. The increases reflect earning asset growth noted above, with the net interest margin being essentially unchanged over the last six months and off only 14 basis points from third quarter 2002, despite the competitive interest rate environment.

•	The provision for loan losses was $81,000 for the third quarter, a $128,000 decrease from the second quarter 2003 level and $55,000 less than the same period last year. The reduced provision reflects management’s on-going assessment of the probable losses inherent in the company’s loan portfolio. The resulting allowance for loan losses was $1.467 million, covering nonperforming loans by 6.3 times. The allowance, which has been increased at a faster pace than loan growth, is 80% greater than one year earlier; as a percent of loans outstanding, it has risen from 0.85% to 0.90%.

•	Noninterest income (excluding securities gains) totaled $380,000 for the third quarter, up 36% from the second quarter level and 89% more than the level in 2002’s third quarter. The one-year improvement reflects growth in service fees, the largest source being from the Naples bank; higher secondary mortgage market fees; and expanded trust revenue. Over the last twelve months, assets under advisement at the Florida Trust Company (FTC) have risen 49% to $110 million, resulting in an 85% increase in third quarter FTC revenue versus the same period last year.

•	Noninterest expense totaled $2.289 million for the third quarter, an increase of $59,000 or 2.6% from the linked quarter and $477,000 greater (up 26%) than the same period last year. The latter increase is primarily attributable to additional staff, overhead, and other related expense needed to support expanded operations over the last twelve months.

•	Nonperforming loans (including nonaccruals and 90-day delinquencies) were virtually unchanged at $201,000 or 0.12% of loans outstanding at quarter end compared to $204,000 at June 30, 2003 and $220,000 at September 30, 2002. Net charge-offs for the third quarter continued to be minimal at 0.20% of average loans, following 0.06% in second quarter 2003 and none in third quarter 2002.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”), is a $193-million-asset bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Since December 30, 2002, Bancshares’ common stock has been listed on the NASDAQ SmallCap Market under the symbol “BOFL”. Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month & nine-month periods ended September 30, 2003 and 2002, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options.

	For the Three Months Ended							For the Nine Months Ended
	Sep 30, 2003	June 30, 2003	Increase/ (decrease)		Sep 30, 2002	Increase/ (decrease)		Sep 30, 2003	Sep 30, 2002	Increase/ (decrease)
			$	%		$	%			$	%
Total interest income	$2,346	$2,173	$173	8.0%	$1,538	$808	52.5%	$6,398	$4,135	$2,263	54.7%
Total interest expense	807	788	19	2.4%	607	200	32.9%	2,415	1,690	725	42.9%
Net interest income before provision	1,539	1,385	154	11.1%	931	608	65.3%	3,983	2,445	1,538	62.9%
Provision for loan losses	81	209	(128)	-61.2%	136	(55)	-40.4%	582	377	205	54.4%
Net interest income after provision	1,458	1,176	282	24.0%	795	663	83.4%	3,401	2,068	1,333	64.5%
Non interest income	380	279	101	36.2%	201	179	89.1%	943	546	397	72.7%
Gain on sale of investments	0	9	(9)	100.0%	0	0	100.0%	9	0	9	100.0%
Noninterest expense	2,289	2,230	59	2.6%	1,812	477	26.3%	6,678	4,308	2,370	55.0%
Provision for income taxes	0				0			0	0
Net income (loss)	(451)	(766)	315	-41.1%	(816)	365	-44.7%	(2,325)	(1,694)	(631)	37.2%
Basic earnings per share	(0.15)	(0.25)	0.10	-40.0%	(0.39)	0.24	-61.5%	(0.80)	(1.00)	0.20	-20.0%
Diluted earnings per share	$(0.15)	$(0.25)	$0.10	-40.0%	$(0.39)	$0.24	-61.5%	$(0.80)	$(1.00)	$0.20	-20.0%
Weighted average shares used for diluted earnings per share	3,079,199	3,079,199	0	0.0%	2,079,199	1,000,000	48.1%	2,904,474	1,686,789	1,217,685	72.2%
Net interest margin	3.57%	3.63%	-0.06%	-1.7%	3.71%	-0.14%	-3.8%	3.41%	3.71%	-0.30%	-8.1%
Efficiency ratio	119.28%	133.29%	-14.01%	-10.5%	160.07%	-40.79%	-25.5%	135.32%	144.03%	-8.71%	-6.0%
Average equity to average assets	11.77%	13.49%	-1.72%	-12.8%	13.84%	-2.07%	-15.0%	12.06%	13.89%	-1.83%	-13.2%
Average loans held for investment to average deposits	94.58%	84.38%	10.20%	12.1%	95.43%	-0.85%	-0.9%	90.34%	98.55%	-8.21%	-8.3%
Net charge-offs to average loans	0.20%	0.06%	0.14%	233.3%	0.00%	0.20%	#DIV/0!	0.10%	0.10%	0.00%	0.0%

	At Sept, 30 2003	At June, 30 2003	Increase/ (decrease)			At Sept, 30 2002	Increase/ (decrease)
			$		%		$		%
Total assets	$193,075	$175,375		$17,700	10.1%	$113,747		$79,328	69.7%
Cash & cash equivalents	15,428	13,383		2,045	15.3%	12,243		3,185	26.0%
Earning assets	180,343	161,479		18,864	11.7%	105,054		75,289	71.7%
Investment securities	9,328	9,533		(205)	-2.2%	576		8,752	1519.4%
Loans held for investment	163,648	147,183		16,465	11.2%	95,577		68,071	71.2%
Allowance for loan losses	1,467	1,381		86	6.2%	815		652	80.0%
Deposit accounts	171,489	153,032		18,457	12.1%	97,686		73,803	75.6%
Stockholders’ equity	$21,587	$22,167	-$	580	-2.6%	$15,965		$5,622	35.2%
Total shares outstanding	3,079,199	3,079,199		0	0.0%	2,079,199		1,000,000	48.1%
Book value per share	$7.01	$7.20	-$	0.19	-2.6%	$7.68	-$	0.67	-8.7%
Loan loss allowance to total loans	0.90%	0.94%		-0.04%	-4.5%	0.85%		0.04%	5.1%
Loan loss allowance to nonperforming loans	729.68%	676.88%		52.80%	7.8%	412.15%		317.53%	77.0%
Nonperforming loans to total loans	0.12%	0.14%		-0.02%	-11.4%	0.23%		-0.11%	-46.6%
Nonperforming assets to total assets	0.10%	0.12%		-0.01%	-10.5%	0.19%		-0.09%	-46.2%
Leverage (tier 1 to average total assets)	12.77%	13.82%		-1.05%	-7.6%	16.82%		-4.05%	-24.1%
Assets under advisement—Florida Trust Company	$110,000	$94,000		16,000	17.0%	$74,000		36,000	48.6%